Adrenalin Interactive, Now Known as Mcglen Internet Group, Announces the Formation of New Storefront Exchange - Techsumer.com


LOS ANGELES--(BUSINESS WIRE)--Dec. 6, 1999--

Online  storefront   exchange  to  provide  consumers  with  a  unique  shopping experience for computing, communication and entertainment products

Mcglen Internet Group (NASDAQ:ADRN), a leading Southern California e-Commerce based, internet operating company announced today the introduction of a new storefront exchange for consumers to obtain over 150,000 types of name brand computing, communications and entertainment products utilizing a unique and personal, web-based shopping experience.

"The addition of our new storefront exchange under the Techsumer.com brand (www.techsumer.com) contributes to our focus of providing unique and personal shopping sites targeting the needs of different types of business' and consumers", said George Lee, Mcglen Internet Group's (MIG) Chief Executive Officer.

MIG's vision is to build unique storefront exchanges that provide personalized access to products and services, based on an individual's needs, allowing the company to serve as a personal intermediary between buyers and sellers. MIG will continue to leverage its proprietary network infrastructure and transactional engine to provide an operational foundation for the management of current storefront exchanges, as well as for the creation of any new storefront exchanges.

"The focus of our Techsumer.com storefront exchange is to provide a simple, intuitive median for technology conscious consumers to search, identify, review, compare and purchase from many different products in the areas of computing, communications and entertainment", said Robert Brown, MIG's Executive VP.

"Techsumer.com represents a significant breakthrough in online retailing and merchandising of products. Through the utilization of off the shelf technology paired with MIG's e-commerce infrastructure, distributed network with optimum use of content, the site provides for multiple shopping, search and browsing methods that quickly identify a product based on a user's needs, values and motivations. The site will dynamically respond to a user's behavior over time. The result is an experience that the customer views as personal and objective, as they are not being forced to perform any shopping activity that does not appeal to their specific needs or desires. The benefit is greater customer satisfaction through a greater experience", Mr. Brown added.

"McGlen Internet Group has exhibited dramatic growth over the past several years," noted Mr. Lee, "and is on track to report revenue growth in the current year of over 100% compared to the $16.3 million recorded in 1998. MIG's business model is market tested and proven. We believe that the infrastructure and business opportunities are in place to continue this performance in the future."



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MIG has been an early  pioneer in the field of business  to  consumer  (B2C) and business to business (B2B) e-commerce based retailing, with a focus on technology based products through its separate and unique storefronts exchanges including Mcglen.com (www.mcglen.com), Access Micro, Inc. (www.accessmicro.com) and now through Techsumer.com. Each MIG subsidiary provides balance to MIG's operating portfolio, while supporting a strong revenue and profit base. Further, each storefront exchange extends the reach and penetration of over 150,000 unique products and services to meet the varied needs of the 200,000+ business and consumer-oriented customers it currently serves.

The Mcglen Internet Group (NASDAQ:ADRN) is a leading e-commerce based internet operating company (IOC) focused on creating branded, internet storefront exchanges, providing unlimited global access to technology oriented products and services for business to business (B2B) and business to consumer (B2C) marketplaces. MIG has a developed a unique distributed network enterprise and distribution system mated to an array of unique storefront exchanges that are popular with business and consumer oriented customers. The corporate offices are located in Tustin, CA.

The statements set forth above with respect to the acquisition, the benefits thereof and the potential growth of the combined company are forward looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995. As such, they are inherently uncertain and should not be unduly relied upon. As to potential future growth, uncertainties include the ability to successfully integrate the companies' businesses, technologies and management, the availability of sufficient capital to expand the businesses, customer acceptance on new products, competition and other uncertainties associated with integrating businesses after acquisitions and growth.

CONTACT:

McGlen Internet Group

Robert Brown, Exec. VP

949/797-9007, 949/851-0251 fax

or

Wolfe Axelrod Associates

Stephen D. Axelrod, CFA

Bella Wagner (Media)

212/370-4500, 212/370-4505 fax

KEYWORD: CALIFORNIA


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BW0240  DEC 06,1999

6:22 PACIFIC

9:22  EASTERN